UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 17, 2017

T-MOBILE US, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12920 SE 38th Street
Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 17, 2017, T-Mobile US, Inc. (the “Company”) entered into an amended compensation term sheet (the “Term Sheet”) with G. Michael Sievert, pursuant to which Mr. Sievert will continue to serve as the Company’s Chief Operating Officer. The Term Sheet supersedes and replaces the prior compensation term sheet between the Company and Mr. Sievert, dated as of February 17, 2015.

Pursuant to the Term Sheet, effective as of January 1, 2017, Mr. Sievert is entitled to (i) an annual base salary equal to $950,000, (ii) an annual short-term incentive targeted at 200% of his base salary, payable based on the attainment of pre-established performance goals, and (iii) annual long-term incentive awards with a target grant-date value equal to $7,125,000. Mr. Sievert will also generally be eligible to receive any employee benefits that are provided broadly to executives at his level in the future (except as would result in a duplication of benefits).

In connection with entering into the Term Sheet, Mr. Sievert will be granted a one-time special equity award (the “Special Award”) under the Company’s 2013 Omnibus Incentive Plan (the “Plan”), with an aggregate grant date value equal to $7,125,000. Fifty percent (50%) of the aggregate value of the Special Award will be granted in the form of time-based restricted stock units (“RSUs”) and the remaining fifty percent (50%) of the aggregate value of the Special Award will be granted in the form of performance-based restricted stock units (“PRSUs”) which will vest based on the Company’s achievement of relative total shareholder return goals during the applicable performance period. The RSUs and PRSUs will cliff-vest on the second anniversary of the applicable grant date, subject to Mr. Sievert’s continued service through the applicable vesting date and, with respect to the PRSUs, subject to the attainment of the applicable relative total shareholder return performance goals.

The Term Sheet provides that if Mr. Sievert’s employment is terminated by the Company other than for cause or if he is constructively discharged (each, a “qualifying termination”), then, subject to his timely execution and non-revocation of a release, he will be entitled to receive:

•	a lump-sum payment equal to two times the sum of (i) his then-current annual base salary plus (ii) his then-current target short-term incentive;

•	any earned, unpaid short term incentive for the last completed fiscal year of the Company preceding the termination date (a “Prior Year STI”);

•	a pro rata short-term incentive for the fiscal year in which the qualifying termination occurs (a “Pro Rata STI”), based on actual performance results for such year; and

•	with respect to Mr. Sievert’s then-outstanding long-term incentive awards (each, an “LTI Award”), unless the applicable award agreement provides for more favorable treatment:

•	for time-based LTI Awards, Mr. Sievert will vest in that portion of the award that would otherwise vest on the next scheduled vesting date following such qualifying termination; and

•	pro-rata vesting of any performance-vesting LTI Awards at the end of the applicable performance period (based on actual performance during the applicable performance period and the length of Mr. Sievert’s employment during the applicable performance period).

The severance benefits described above will be offset by any amounts payable to Mr. Sievert under any other severance program maintained by the Company.

The Term Sheet further provides that if Mr. Sievert’s employment is terminated due to his death or disability, he will be entitled to receive the following:

•	any Prior Year STI;

•	a Pro Rata STI, based on the greater of target or actual performance results for the fiscal year in which such termination occurs; and

•	the vesting of any LTI Award or other equity award granted under the Plan will be governed by the terms of the Plan and the applicable award agreement, which terms shall be no less favorable than those applicable to all other executive-level employees of the Company.

In addition, to the extent that any payment or benefit received by Mr. Sievert pursuant to the Term Sheet or otherwise would be subject to an excise tax under Internal Revenue Code Section 4999, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Sievert than receiving the full amount of such payments. The Term Sheet also provides that the Company will reimburse Mr. Sievert for up to $25,000 in legal fees incurred by him in connection with the Term Sheet.

The foregoing description of the Term Sheet with Mr. Sievert is qualified in its entirety by the full text of the Term Sheet, a copy of which will be subsequently filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-Mobile US, Inc.

By:	/s/ David A. Miller
David A. Miller, Executive Vice President, General Counsel and Secretary

Date: February 24, 2017